CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 22, 2008, accompanying the financial statements of Colorado Insured Municipals Income Trust, Series 105 and New York Insured Municipals Income Trust, Series 196 (included in Van Kampen Unit Trusts, Municipal Series 642) as of April 30, 2008, and for the period from May 24, 2007 (date of deposit) through April 30, 2008 then ended and the financial highlights for the period from May 24, 2007 (date of deposit) through April 30, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-142022) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
August 22, 2008